ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2003

ARCH CAPITAL GROUP LTD. REPORTS 2003 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, August 4, 2003 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2003 second quarter was $61.8 million, or $0.91 per share, compared to $19.2 million, or $0.33 per share, for the 2002 second quarter.  Net income for the six months ended June 30, 2003 was $114.3 million, or $1.70 per share, compared to $23.2 million, or $0.42 per share, for the six months ended June 30, 2002.  Net premiums written for the 2003 second quarter increased to $560.0 million from $223.0 million for the 2002 second quarter, and net premiums written for the six months ended June 30, 2003 increased to $1.3 billion from $503.7 million for the six months ended June 30, 2002.  During the 2003 second quarter, diluted book value per share increased by $1.26, or 5.7%, to $23.42.

The Company also reported after-tax operating income for the 2003 second quarter of $59.2 million, or $0.87 per share, compared to $15.5 million, or $0.27 per share, for the 2002 second quarter.  After-tax operating income for the six months ended June 30, 2003 was $108.4 million, or $1.61 per share, compared to $23.9 million, or $0.43 per share, for the six months ended June 30, 2002.  The Company’s after-tax operating income for the six months ended June 30, 2003 represented a 15.4% return on beginning equity, on an annualized basis.  Operating income, a non-GAAP measure, is defined as net income or loss excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation charges, net of tax.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income.  The Company’s diluted average shares outstanding were higher in the 2003 periods compared to the 2002 periods due to the issuance during 2002 of preference shares and common shares in a stock offering and upon the exercise of warrants.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2003	2002	2003	2002

Gross premiums written	$676,005	$253,655	$1,536,105	$558,450
Net premiums written	560,002	223,025	1,336,865	503,736
Net premiums earned	508,856	113,459	913,307	180,986
Underwriting income – GAAP basis	49,201	6,964	89,304	10,789

Combined Ratio:
Statutory Basis	91.7%	94.6%	89.4%	91.3%
GAAP Basis	90.7%	93.9%	90.7%	94.0%

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Reconciliation of Operating Income to Net Income and Related Diluted Per Share Results (after-tax):
Operating income	$59,242	$15,514	$108,420	$23,882
Net realized investment gains (losses)	3,515	388	8,861	(773)
Net foreign exchange gains	1,761	3,352	2,811	3,244
Other income	381	644	1,352	1,184
Reversal of deferred tax asset valuation allowance	—	7,421	—	7,421
Non-cash compensation	(3,115)	(8,093)	(7,174)	(11,766)
Net income	$61,784	$19,226	$114,270	$23,192

Operating income	$0.87	$0.27	$1.61	$0.43
Net realized investment gains (losses)	0.05	0.01	0.13	(0.01)
Net foreign exchange gains	0.03	0.06	0.04	0.06
Other income	0.01	0.01	0.02	0.02
Reversal of deferred tax asset valuation allowance	—	0.12	—	0.13
Non-cash compensation	(0.05)	(0.14)	(0.10)	(0.21)
Net income	$0.91	$0.33	$1.70	$0.42

Diluted average shares outstanding	67,728,798	58,877,515	67,381,859	54,981,185

Net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation charges, net of tax, are excluded from operating income because the Company does not believe that they are relevant indicators of the performance of, or trends in, the Company’s core business operations.  Management believes that operating income provides useful information because it reflects the underlying fundamentals of the Company’s operations, follows industry practice and enables investors to compare the Company’s performance with its industry peer group.  Operating income should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (“GAAP”).

The Company’s underwriting income, on a GAAP basis, increased to $49.2 million for the 2003 second quarter from $7.0 million for the 2002 second quarter.  For the six months ended June 30, 2003, the Company’s underwriting income, on a GAAP basis, was $89.3 million, compared to $10.8 million for the six months ended June 30, 2002.  The increased underwriting income in the 2003 periods was primarily due to a significantly higher level of net premiums earned.  The Company’s combined ratio, on a GAAP basis, was 90.7% for the 2003 second quarter, compared to 93.9% for the 2002 second quarter, and 90.7% for the six months ended June 30, 2003, compared to 94.0% for the six months ended June 30, 2002.

The Company’s loss ratio was 65.1% for the 2003 second quarter, compared to 70.8% for the 2002 second quarter, and 65.1% for the six months ended June 30, 2003, compared to 72.3% for the six months ended June 30, 2002.  The loss ratio of 65.1% for the six months ended June 30, 2003 was comprised of 11.1 points of paid losses, 7.3 points related to case reserves and 46.7 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions.  The Company’s reserving method is primarily the expected loss method, which is commonly applied when limited loss experience exists.  Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to the Company through June 30, 2003.

The Company’s total expense ratio, on a GAAP basis, which includes acquisition expenses and other operating expenses, was 25.6% for the 2003 second quarter, compared to 23.1% for the 2002 second quarter.  The Company’s total expense ratio for the six months ended June 30, 2003 was 25.6%, compared to 21.7% for the six months ended June 30, 2002.  The higher total expense ratio in the 2003 periods compared to the 2002 periods was due to a higher acquisition expense ratio which was partially offset by an improvement in the other operating expense ratio.

The Company’s acquisition expense ratio, which is reflected net of certain policy-related fee income, was 18.1% for the 2003 second quarter, compared to 13.2% for the 2002 second quarter, and 18.3% for the six months ended June 30, 2003, compared to 11.7% for the six months ended June 30, 2002.  The increase in the 2003 periods compared to the 2002 periods was due to changes in the mix of business and a higher percentage of net premiums earned by the reinsurance segment relating to pro rata contracts.  Pro rata contracts are typically written at a lower loss ratio and higher expense ratio than excess of loss business.  The other operating expense ratio was 7.5% for the 2003 second quarter, compared to 9.9% for the 2002 second quarter, and 7.3% for the six months ended June 30, 2003, compared to 10.0% for the six months ended June 30, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned during the 2003 periods.

Net investment income for the 2003 second quarter was $19.8 million, compared to $11.6 million for the 2002 second quarter.  Net investment income for the six months ended June 30, 2003 was $38.2 million, compared to $20.8 million for the six months ended June 30, 2002.  The growth in net investment income in each of the 2003 periods was due to a significant increase in the Company’s invested assets primarily resulting from cash flow provided by operating activities during 2002 and 2003.  In addition, the Company received $451,000 of dividend income in the 2003 second quarter from a privately held equity investment.  The Company’s investment portfolio primarily consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA-” and an average duration of 2.2 years at June 30, 2003.

Consolidated cash flow provided by operating activities for the 2003 second quarter was $367.4 million, compared to $65.4 million for the 2002 second quarter.  Operating cash flow for the six months ended June 30, 2003 was $667.9 million, compared to $113.7 million for the six months ended June 30, 2002.  The increase in cash flow in the 2003 periods compared to the 2002 periods was primarily due to the growth in premium volume and a relatively low level of claim payments due, in part, to the start-up nature of the Company’s insurance and reinsurance operations.

The Company’s effective tax rate may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction.  The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.   The Company’s tax provision for the six months ended June 30, 2003 is based upon the expected annual effective tax rates on net income and operating income of 11.2% and 11.0%, respectively.

Non-cash compensation results primarily from restricted shares granted in connection with the Company’s capital infusion and underwriting initiative announced in October 2001.  After-tax non-cash compensation expense for the 2003 second quarter was $3.1 million, compared to $8.1 million for the 2002 second quarter.  After-tax non-cash compensation expense for the six months ended June 30, 2003 was $7.2 million, compared to $11.8 million for the six months ended June 30, 2002.  Absent significant additional restricted share grants, after-tax non-cash compensation expense during the remaining two quarters of 2003 is currently expected to be approximately $3.6 million and $2.7 million, respectively.  Non-cash compensation expense has no effect on the Company’s shareholders’ equity.

The United States dollar is the functional currency for all of the Company’s business.  Net foreign exchange gains for the 2003 second quarter of $1,761,000 consisted of a net unrealized gain of $1,052,000 and net realized gains of $709,000.  Net foreign exchange gains for the 2002 second quarter of $3,352,000 consisted of a net unrealized gain of $3,263,000 and net realized gains of $89,000.  Net foreign exchange gains for the six months ended June 30, 2003 of $2,811,000 consisted of a net unrealized gain of $1,647,000 and net realized gains of $1,164,000.  Net foreign exchange gains for the six months ended June 30, 2002 of $3,244,000 consisted of a net unrealized gain of $3,263,000 and net realized losses of $19,000.

The Company’s consolidated shareholders’ equity increased by 11.0% to approximately $1.6 billion, or $23.42 per diluted share, at June 30, 2003 from approximately $1.4 billion, or $21.20 per diluted share, at December 31, 2002.  The increase in shareholders’ equity and diluted per share book value was primarily attributable to the Company’s operating income for the six months ended June 30, 2003 and an increase in unrealized appreciation of investments.  The calculation of the Company’s book value per share amounts is included in the accompanying supplemental financial information.

The following table summarizes selected underwriting results by segment, including combined ratios on a GAAP and statutory basis (amounts in thousands):

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

REINSURANCE SEGMENT

Gross premiums written (1)	$337,038	$180,339	$899,699	$445,200
Net premiums written	323,520	176,619	870,956	441,480
Net premiums earned	317,504	96,330	583,451	151,863
Underwriting income – GAAP basis	34,143	10,389	67,317	14,238

Combined Ratio:
Statutory Basis	92.2%	92.5%	87.7%	89.4%
GAAP Basis	89.8%	89.2%	89.1%	90.6%

INSURANCE SEGMENT

Gross premiums written (1)	$379,607	$91,546	$724,913	$150,268
Net premiums written	236,482	46,406	465,909	62,256
Net premiums earned	191,352	17,129	329,856	29,123
Underwriting income (loss) – GAAP basis	15,058	(3,425)	21,987	(3,449)

Combined Ratio:
Statutory Basis	91.4%	104.5%	92.2%	102.5%
GAAP Basis	92.1%	120.0%	93.3%	111.8%

TOTAL

Gross premiums written (1)	$676,005	$253,655	$1,536,105	$558,450
Net premiums written	560,002	223,025	1,336,865	503,736
Net premiums earned	508,856	113,459	913,307	180,986
Underwriting income – GAAP basis	49,201	6,964	89,304	10,789

Combined Ratio:
Statutory Basis	91.7%	94.6%	89.4%	91.3%
GAAP Basis	90.7%	93.9%	90.7%	94.0%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written, as shown in the table above, due to the elimination of intercompany transactions in the total.

Gross premiums written in the reinsurance segment were $337.0 million for the 2003 second quarter, compared to $180.3 million for the 2002 second quarter, and $899.7 million for the six months ended June 30, 2003, compared to $445.2 million for the six months ended June 30, 2002.  Net premiums written were $323.5 million for the 2003 second quarter, compared to $176.6 million for the 2002 second quarter, and $871.0 million for the six months ended June 30, 2003, compared to $441.5 million for the six months ended June 30, 2002.

The timing of recording premiums written and earned for the reinsurance segment differs based on whether the contracts are recorded on an excess of loss or pro rata basis.  For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty.  Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies.

Of reinsurance segment net premiums written in the 2003 second quarter, 75.8% and 24.2% were generated from pro rata contracts and excess of loss treaties, respectively, compared to 64.6% and 35.4% for the 2002 second quarter.  For the six months ended June 30, 2003, 64.0% and 36.0% of net premiums written were generated from pro rata contracts and excess of loss treaties, respectively, compared to 43.7% and 56.3% for the six months ended June 30, 2002.

Net premiums earned for the reinsurance segment were $317.5 million for the 2003 second quarter, compared to $96.3 million for the 2002 second quarter, and $583.5 million for the six months ended June 30, 2003, compared to $151.9 million for the six months ended June 30, 2002.  For the 2003 second quarter, 66.1% and 33.9% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 44.3% and 55.7% for the 2002 second quarter.  For the six months ended June 30, 2003, 65.0% and 35.0% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 35.7% and 64.3% for the six months ended June 30, 2002.

The reinsurance segment’s underwriting income, on a GAAP basis, increased to $34.1 million for the 2003 second quarter from $10.4 million for the 2002 second quarter.  For the six months ended June 30, 2003, the reinsurance segment’s underwriting income increased to $67.3 million from $14.2 million for the six months ended June 30, 2002.  The combined ratio for the reinsurance segment, on a GAAP basis, was 89.8% for the 2003 second quarter, compared to 89.2% for the 2002 second quarter, and 89.1% for the six months ended June 30, 2003, compared to 90.6% for the six months ended June 30, 2002.

The reinsurance segment’s loss ratio for the 2003 second quarter was 64.2%, compared to 69.7% for the 2002 second quarter, and 63.0% for the six months ended June 30, 2003, compared to 71.1% for the six months ended June 30, 2002.  The acquisition expense ratio for the 2003 second quarter was 23.2%, compared to 16.8% for the 2002 second quarter, and 23.7% for the six months ended June 30, 2003, compared to 15.5% for the six months ended June 30, 2002.  The increase in the acquisition expense ratio in the 2003 periods compared to the 2002 periods was due, in part, to the increased percentage of net premiums earned from pro rata contracts.  The other operating expense ratio for the 2003 second quarter was 2.4%, compared to 2.7% for the 2002 second quarter, and 2.4% for the six months ended June 30, 2003, compared to 4.0% for the six months ended June 30, 2002.  The other operating expense ratio decreased primarily due to the significant growth in net premiums earned in the 2003 periods.

Gross premiums written in the insurance segment were $379.6 million for the 2003 second quarter, compared to $91.5 million for the 2002 second quarter, and $724.9 million for the six months ended June 30, 2003, compared to $150.3 million for the six months ended June 30, 2002.  Net premiums written were $236.5 million for the 2003 second quarter, compared to $46.4 million for the 2002 second quarter, and $465.9 million for the six months ended June 30, 2003, compared to $62.3 million for the six months ended June 30, 2002.

During 2002, the insurance segment established new profit centers in various specialty lines and began writing business in its new areas of focus in the 2002 second quarter.  In addition, the insurance segment added a number of new programs during 2002.  Accordingly, premiums written by the insurance segment for the 2003 second quarter and six months ended June 30, 2003 are significantly higher than the comparable 2002 amounts.

Net premiums earned in the insurance segment were $191.4 million for the 2003 second quarter, compared to $17.1 million for the 2002 second quarter.  For the six months ended June 30, 2003, net premiums earned were $329.9 million, compared to $29.1 million for the six months ended June 30, 2002.

The insurance segment’s underwriting income, on a GAAP basis, was $15.1 million for the 2003 second quarter, compared to an underwriting loss of $3.4 million for the 2002 second quarter.  For the six months ended June 30, 2003, the insurance segment’s underwriting income increased to $22.0 million from an underwriting loss of $3.4 million for the six months ended June 30, 2002.  The combined ratio for the insurance segment, on a GAAP basis, was 92.1% for the 2003 second quarter, compared to 120.0% for the 2002 second quarter, and 93.3% for the six months ended June 30, 2003, compared to 111.8% for the six months ended June 30, 2002.

The insurance segment’s loss ratio for the 2003 second quarter was 66.6%, compared to 77.1% for the 2002 first quarter, and 68.7% for the six months ended June 30, 2003, compared to 78.4% for the six months ended June 30, 2002.  The insurance segment’s acquisition expense ratio for the 2003 second quarter, which is reflected net of policy-related fee income, was 9.6%, compared to (7.2%) for the 2002 second quarter, and 8.7% for the six months ended June 30, 2003, compared to (8.1%) for the six months ended June 30, 2002.  The increase in the acquisition expense ratio in the 2003 periods compared to the 2002 periods primarily resulted from the increased contribution of business from its new areas of focus.  The other operating expense ratio for the 2003 second quarter was 15.9%, compared to 50.1% for the 2002 second quarter, and 15.9% for the six months ended June 30, 2003, compared to 41.5% for the six months ended June 30, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned in the 2003 periods.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on August 5, 2003.  A live webcast of this call will be available at http://www.vcall.com/CEPage.asp?ID=84296 and will be archived on VCall’s website from 1:00 p.m. Eastern Time on August 5, 2003 through midnight Eastern Time on September 5, 2003. A telephone replay of the conference call also will be available beginning on August 5, 2003 at 12:00 p.m. Eastern Time until August 8, 2003 at midnight Eastern Time. To access the replay, domestic callers should dial 877-660-6853 (account 1628, confirmation number 71996), and international callers should dial 201-612-7415 (account 1628, confirmation number 71996).

Arch Capital Group Ltd., a Bermuda-based company with approximately $1.6 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission, and include:

•                  the Company’s ability to successfully implement its business strategy;

•                  acceptance of the Company’s products and services and security by brokers and insureds;

•                  acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators;

•                  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                  the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support its new underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

•                  the loss of key personnel;

•                  the integration of businesses the Company has acquired or may acquire into its existing operations;

•                  estimates and judgments, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those for a mature company since very limited historical information has been reported to us through June 30, 2003;

•                  greater than expected loss ratios on business written by the Company and adverse development on reserves for losses and loss adjustment expenses related to business written by the Company;

•                  severity and/or frequency of losses;

•                  claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                  losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

•                  availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                  the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                  changes in accounting principles or the application of such principles by accounting firms or regulators;

•                  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                  rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Net premiums written	$560,002	$223,025	$1,336,865	$503,736
Increase in unearned premiums	(51,146)	(109,566)	(423,558)	(322,750)
Net premiums earned	508,856	113,459	913,307	180,986
Net investment income	19,772	11,611	38,210	20,778
Net realized investment gains	3,889	2,476	10,088	1,011
Fee income	4,934	2,733	10,610	5,488
Other income	587	778	1,726	1,576
Total revenues	538,038	131,057	973,941	209,839

Expenses
Losses and loss adjustment expenses	331,333	80,304	594,461	130,844
Acquisition expenses	95,620	17,755	173,772	25,065
Other operating expenses	40,995	13,456	72,075	25,961
Net foreign exchange gains	(1,761)	(3,352)	(2,811)	(3,244)
Non-cash compensation	3,498	8,636	7,762	12,764
Total expenses	469,685	116,799	845,259	191,390

Income Before Income Taxes	68,353	14,258	128,682	18,449

Income tax expense (benefit)	6,569	(4,968)	14,412	(4,743)

Net Income	$61,784	$19,226	$114,270	$23,192

Net Income Per Share Data
Basic	$2.36	$0.95	$4.38	$1.39
Diluted	$0.91	$0.33	$1.70	$0.42

Average Shares Outstanding
Basic	26,185,445	20,323,114	26,101,843	16,691,051
Diluted	67,728,798	58,877,515	67,381,859	54,981,185

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	June 30, 2003	December 31, 2002
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2003, $2,218,222; 2002, $1,334,637)	$2,293,223	$1,382,104
Short-term investments available for sale, at fair value (amortized cost: 2003, $244,950; 2002, $480,541)	244,950	480,541
Privately held securities (cost: 2003, $26,787; 2002, $31,630)	28,606	31,536
Total investments	2,566,779	1,894,181

Cash	62,013	91,717
Accrued investment income	25,570	17,127
Premiums receivable	560,861	343,716
Funds held by reinsureds	116,038	58,351
Unpaid losses and loss adjustment expenses recoverable	306,436	211,100
Paid losses and loss adjustment expenses recoverable	18,496	14,462
Prepaid reinsurance premiums	188,840	120,191
Goodwill	35,882	28,867
Deferred income tax asset	13,937	16,514
Deferred acquisition costs, net	240,300	148,960
Other assets	67,854	46,142
Total Assets	$4,203,006	$2,991,328

Liabilities
Reserve for losses and loss adjustment expenses	$1,185,593	$592,432
Unearned premiums	1,253,518	761,310
Reinsurance balances payable	81,591	89,191
Investment accounts payable	5,658	45,960
Other liabilities	110,304	91,191
Total Liabilities	2,636,664	1,580,084

Commitments and Contingencies

Shareholders’ Equity
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2003, 38,844,665; 2002, 38,844,665)	388	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2003, 28,034,809; 2002, 27,725,334)	280	277
Additional paid-in capital	1,356,014	1,347,165
Deferred compensation under share award plan	(20,321)	(25,290)
Retained earnings	161,642	47,372
Accumulated other comprehensive income consisting of unrealized appreciation in value of investments, net of deferred income tax	68,339	41,332
Total Shareholders’ Equity	1,566,342	1,411,244
Total Liabilities and Shareholders’ Equity	$4,203,006	$2,991,328

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2003	2002
Preference Shares
Balance at beginning of year	$388	$357
Preference shares issued	—	9
Balance at end of period	388	366

Common Shares
Balance at beginning of year	277	135
Common shares issued	3	103
Balance at end of period	280	238

Additional Paid-in Capital
Balance at beginning of year	1,347,165	1,039,887
Common shares issued	8,337	242,354
Common shares retired	(646)	—
Stock options	1,158	160
Balance at end of period	1,356,014	1,282,401

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(25,290)	(8,230)
Restricted common shares issued	(2,686)	(63,615)
Deferred compensation expense recognized	7,655	12,604
Balance at end of period	(20,321)	(59,241)

Retained Earnings (Deficit)
Balance at beginning of year	47,372	(11,610)
Net income	114,270	23,192
Balance at end of period	161,642	11,582

Accumulated Other Comprehensive Income Unrealized Appreciation (Decline) in Value of Investments, Net of Deferred Income Tax
Balance at beginning of year	41,332	(170)
Change in unrealized appreciation (decline)	27,007	10,871
Balance at end of period	68,339	10,701

Total Shareholders’ Equity	$1,566,342	$1,246,047

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2003	2002
Comprehensive Income
Net income	$114,270	$23,192
Other comprehensive income, net of deferred income tax
Unrealized appreciation in value of investments:
Unrealized holding gains arising during period	35,868	10,098
Reclassification of net realized (gains) losses included in net income	(8,861)	773
Other comprehensive income	27,007	10,871
Comprehensive Income	$141,277	$34,063

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2003	2002
Operating Activities
Net income	$114,270	$23,192
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(10,088)	(1,011)
Provision for non-cash compensation	7,762	12,764
Net unrealized foreign exchange gains	(1,647)	(3,263)
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	494,838	106,430
Unearned premiums, net of prepaid reinsurance premiums	423,559	322,458
Premiums receivable	(214,277)	(240,069)
Deferred acquisition costs	(91,340)	(56,391)
Funds held by reinsureds	(57,626)	(27,247)
Reinsurance balances payable	(7,600)	(9,490)
Accrued investment income	(8,411)	(5,894)
Paid losses and loss adjustment expenses recoverable	(4,039)	(2,436)
Deferred income tax asset	27	(4,626)
Other liabilities	20,790	16,801
Loan to Chairman	—	(13,530)
Other items, net	1,635	(3,983)
Net Cash Provided By Operating Activities	667,853	113,705

Investing Activities
Purchases of fixed maturity investments	(1,602,839)	(885,654)
Release of escrowed assets	—	(18,833)
Sales of fixed maturity investments	683,660	300,277
Sales of equity securities	7,019	13,802
Net sales of short-term investments	235,943	329,843
Acquisitions, net of cash	(11,774)	(2,513)
Purchases of furniture, equipment and other	(12,802)	(2,073)
Net Cash Used For Investing Activities	(700,793)	(265,151)

Financing Activities
Proceeds from common shares issued	3,882	179,154
Repurchase of common shares	(646)	—
Debt retirement and other	—	(37)
Net Cash Provided By Financing Activities	3,236	179,117

(Decrease) increase in cash	(29,704)	27,671
Cash beginning of year	91,717	9,970
Cash end of period	$62,013	$37,641

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
Investment income yield (at amortized cost)	2003	2002	2003	2002

Pre-tax	3.3%	4.1%	3.4%	3.6%
After-tax	2.9%	3.6%	3.0%	3.1%

	(Unaudited)
Fixed Maturities and Short-term Investments	June 30, 2003	December 31, 2002

Average duration (in years)	2.2	2.1
Average credit quality (Standard & Poors)	AA-	AA-

	(Unaudited)
	Six Months Ended June 30,
	2003	2002

Annualized operating return on beginning equity (1)	15.4%	4.7%

(1) Annualized operating return on beginning equity, a non-GAAP measure, equals annualized operating income divided by shareholders’ equity as of the beginning of the year.

Segment Information

The determination of the Company’s business segments is based on the manner in which the Company monitors the performance of its underwriting operations.  The Company classifies its businesses into two underwriting segments – reinsurance and insurance – and a corporate and other segment (non-underwriting).  The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment.  In addition, other revenue and expense items are not evaluated by segment.  Management measures segment performance based on underwriting income or loss.  The accounting policies of the segments are the same as those used for the preparation of our consolidated financial statements.  Inter-segment insurance business is allocated to the segment accountable for the underwriting results in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries.  The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties.  Classes of business focused on include casualty, casualty clash, marine, aviation and space, non-traditional, other specialty, property catastrophe and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis.  The insurance segment currently consists of eight product lines, including casualty, construction and surety, executive assurance, healthcare, professional liability, programs, property, and other (primarily non-standard auto, collateralized protection business and accident and health and corporate risk programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income and other expenses incurred by the Company, net realized investment gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations.

The following tables set forth (i) underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income, and (ii) net premiums written and earned for each major line of business and net premiums written by client location by segment.  Certain prior period information has been reclassified to conform to the current presentation.

	(Unaudited)
	Three Months Ended June 30, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$337,038	$379,607	$676,005
Net premiums written	323,520	236,482	560,002

Net premiums earned	$317,504	$191,352	$508,856
Policy-related fee income	—	3,562	3,562
Other underwriting-related fee income	1,801	—	1,801
Losses and loss adjustment expenses	(203,797)	(127,536)	(331,333)
Acquisition expenses, net	(73,702)	(21,918)	(95,620)
Other operating expenses	(7,663)	(30,402)	(38,065)
Underwriting income (loss) – GAAP basis	$34,143	$15,058	49,201

Net investment income			19,772
Other fee income, net of related expenses			(429)
Other expenses			(2,930)

Pre-tax operating income			65,614
Income tax expense			(6,373)
After-tax operating income			59,241

Net realized investment gains, net of $374 tax expense			3,515
Net foreign exchange gains, net of $0 tax expense			1,761
Other income, net of $205 tax expense			382
Non-cash compensation, net of $383 tax benefit			(3,115)
Net income			$61,784

Diluted Per Share Results
Operating income			$0.87
Net realized investment gains			0.05
Net foreign exchange gains			0.03
Other income			0.01
Non-cash compensation			(0.05)
Net income per share			$0.91

Statutory Basis (2)
Loss ratio	64.2%	66.6%	65.1%
Acquisition expense ratio (3)	24.8%	10.7%	18.8%
Other operating expense ratio	3.2%	14.1%	7.8%
Combined ratio	92.2%	91.4%	91.7%

GAAP Basis (2)
Loss ratio	64.2%	66.6%	65.1%
Acquisition expense ratio (3)	23.2%	9.6%	18.1%
Other operating expense ratio	2.4%	15.9%	7.5%
Combined ratio	89.8%	92.1%	90.7%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intercompany transactions in the total.

(2)          The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended June 30, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$180,339	$91,546	$253,655
Net premiums written	176,619	46,406	223,025

Net premiums earned	$96,330	$17,129	113,459
Policy-related fee income	—	2,767	2,767
Losses and loss adjustment expenses	(67,100)	(13,204)	(80,304)
Acquisition expenses, net	(16,226)	(1,529)	(17,755)
Other operating expenses	(2,615)	(8,588)	(11,203)
Underwriting income (loss) – GAAP basis	$10,389	$(3,425)	6,964

Net investment income			11,611
Other fee income, net of related expenses			(34)
Other expenses			(2,253)

Pre-tax operating income			16,288
Income tax expense			(774)
After-tax operating income			15,514

Net realized investment gains, net of $2,088 tax expense			388
Net foreign exchange gains, net of $0 tax expense			3,352
Other income, net of $134 tax expense			644
Reversal of deferred tax asset valuation allowance			7,421
Non-cash compensation, net of $543 tax benefit			(8,093)
Net income			$19,226

Diluted Per Share Results
Operating income			$0.27
Net realized investment gains			0.01
Net foreign exchange gains			0.06
Other income			0.01
Reversal of deferred tax asset valuation allowance			0.12
Non-cash compensation			(0.14)
Net income per share			$0.33

Statutory Basis (2)
Loss ratio	69.7%	77.1%	70.8%
Acquisition expense ratio (3)	19.0%	0.6%	15.3%
Other operating expense ratio	3.8%	26.8%	8.5%
Combined ratio	92.5%	104.5%	94.6%

GAAP Basis (2)
Loss ratio	69.7%	77.1%	70.8%
Acquisition expense ratio (3)	16.8%	(7.2)%	13.2%
Other operating expense ratio	2.7%	50.1%	9.9%
Combined ratio	89.2%	120.0%	93.9%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intercompany transactions in the total.

(2)          The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Six Months Ended June 30, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$899,699	$724,913	$1,536,105
Net premiums written	870,956	465,909	1,336,865

Net premiums earned	$583,451	$329,856	$913,307
Policy-related fee income	—	6,775	6,775
Other underwriting-related fee income	3,728	—	3,728
Losses and loss adjustment expenses	(367,712)	(226,749)	(594,461)
Acquisition expenses, net	(138,368)	(35,404)	(173,772)
Other operating expenses	(13,782)	(52,491)	(66,273)
Underwriting income (loss) – GAAP basis	$67,317	$21,987	89,304

Net investment income			38,210
Other fee income, net of related expenses			107
Other expenses			(5,802)

Pre-tax operating income			121,819
Income tax expense			(13,400)
After-tax operating income			108,419

Net realized investment gains, net of $1,227 tax expense			8,861
Net foreign exchange gains, net of $0 tax expense			2,811
Other income, net of $373 tax expense			1,353
Non-cash compensation, net of $588 tax benefit			(7,174)
Net income			$114,270

Diluted Per Share Results
Operating income			$1.61
Net realized investment gains			0.13
Net foreign exchange gains			0.04
Other income			0.02
Non-cash compensation			(0.10)
Net income per share			$1.70

Statutory Basis (2)
Loss ratio	63.0%	68.7%	65.1%
Acquisition expense ratio (3)	22.5%	10.6%	18.4%
Other operating expense ratio	2.2%	12.9%	5.9%
Combined ratio	87.7%	92.2%	89.4%

GAAP Basis (2)
Loss ratio	63.0%	68.7%	65.1%
Acquisition expense ratio (3)	23.7%	8.7%	18.3%
Other operating expense ratio	2.4%	15.9%	7.3%
Combined ratio	89.1%	93.3%	90.7%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intercompany transactions in the total.

(2)          The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Six Months Ended June 30, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$445,200	$150,268	$558,450
Net premiums written	441,480	62,256	503,736

Net premiums earned	$151,863	$29,123	$180,986
Policy-related fee income	—	3,935	3,935
Losses and loss adjustment expenses	(108,005)	(22,839)	(130,844)
Acquisition expenses, net	(23,487)	(1,578)	(25,065)
Other operating expenses	(6,133)	(12,090)	(18,223)
Underwriting income (loss) – GAAP basis	$14,238	$(3,449)	10,789

Net investment income			20,778
Other fee income, net of related expenses			(646)
Other expenses			(5,539)

Pre-tax operating income			25,382
Income tax expense			(1,500)
After-tax operating income			23,882

Net realized investment losses, net of $1,784 tax expense			(773)
Net foreign exchange gains, net of $0 tax expense			3,244
Other income, net of $392 tax expense			1,184
Reversal of deferred tax asset valuation allowance			7,421
Non-cash compensation, net of $998 tax benefit			(11,766)
Net income			$23,192

Diluted Per Share Results
Operating income			$0.43
Net realized investment losses			(0.01)
Net foreign exchange gains			0.06
Other income			0.02
Reversal of deferred tax asset valuation allowance			0.13
Non-cash compensation			(0.21)
Net income per share			$0.42

Statutory Basis (2)
Loss ratio	71.1%	78.4%	72.3%
Acquisition expense ratio (3)	15.5%	(2.9)%	13.2%
Other operating expense ratio	2.8%	27.0%	5.8%
Combined ratio	89.4%	102.5%	91.3%

GAAP Basis (2)
Loss ratio	71.1%	78.4%	72.3%
Acquisition expense ratio (3)	15.5%	(8.1)%	11.7%
Other operating expense ratio	4.0%	41.5%	10.0%
Combined ratio	90.6%	111.8%	94.0%

(1)          Gross premiums written by the insurance segment have been ceded to, and are also included in, the reinsurance segment’s gross premiums written.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above, due to the elimination of intercompany transactions in the total.

(2)          The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(3)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended June 30,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty	$141,864	43.9%	$16,128	9.1%
Property excluding property catastrophe	69,248	21.4%	41,203	23.3%
Other specialty	67,926	21.0%	71,194	40.3%
Property catastrophe	23,337	7.2%	28,315	16.0%
Marine, aviation and space	14,349	4.4%	9,639	5.5%
Non-traditional	3,948	1.2%	8,361	4.8%
Casualty clash	2,848	0.9%	1,779	1.0%
Total	$323,520	100.0%	$176,619	100.0%

Net premiums earned
Casualty	$112,101	35.3%	$12,628	13.1%
Property excluding property catastrophe	70,684	22.3%	16,509	17.1%
Other specialty	62,916	19.8%	25,492	26.5%
Property catastrophe	29,634	9.3%	19,922	20.7%
Marine, aviation and space	21,689	6.8%	5,992	6.2%
Non-traditional	16,423	5.2%	12,513	13.0%
Casualty clash	4,057	1.3%	3,274	3.4%
Total	$317,504	100.0%	$96,330	100.0%

Client location:
Net premiums written
United States	$195,170	60.3%	$97,103	55.0%
United Kingdom	57,286	17.7%	28,689	16.2%
Bermuda	13,973	4.3%	6,448	3.7%
Japan	13,870	4.3%	12,005	6.8%
Canada	11,194	3.5%	9,978	5.6%
Germany	8,097	2.5%	3,021	1.7%
France	6,456	2.0%	4,778	2.7%
Switzerland	3,179	1.0%	372	0.2%
Other	14,295	4.4%	14,225	8.1%
Total	$323,520	100.0%	$176,619	100.0%

	(Unaudited)
	Six Months Ended June 30,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty	$305,824	35.1%	$56,868	12.9%
Other specialty	203,941	23.4%	101,449	23.0%
Property excluding property catastrophe	181,848	20.9%	83,875	19.0%
Property catastrophe	72,110	8.3%	79,030	17.9%
Non-traditional	51,583	5.9%	78,731	17.8%
Marine, aviation and space	45,770	5.3%	28,598	6.5%
Casualty clash	9,880	1.1%	12,929	2.9%
Total	$870,956	100.0%	$441,480	100.0%

Net premiums earned
Casualty	$190,608	32.7%	$19,144	12.6%
Other specialty	120,588	20.6%	32,974	21.7%
Property excluding property catastrophe	131,751	22.6%	24,339	16.0%
Property catastrophe	57,245	9.8%	31,854	21.0%
Non-traditional	38,451	6.6%	27,463	18.1%
Marine, aviation and space	37,271	6.4%	10,012	6.6%
Casualty clash	7,537	1.3%	6,077	4.0%
Total	$583,451	100.0%	$151,863	100.0%

Client location:
Net premiums written
United States	$524,058	60.2%	$208,850	47.3%
United Kingdom	166,784	19.2%	107,072	24.3%
Bermuda	48,297	5.5%	18,772	4.2%
Canada	27,370	3.1%	17,909	4.0%
France	25,887	3.0%	20,119	4.6%
Germany	21,824	2.5%	26,724	6.1%
Japan	14,336	1.6%	12,056	2.7%
Switzerland	7,460	0.9%	899	0.2%
Other	34,940	4.0%	29,079	6.6%
Total	$870,956	100.0%	$441,480	100.0%

	(Unaudited)
	Three Months Ended June 30,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$76,949	32.5%	$6,429	13.8%
Casualty	50,992	21.5%	7,936	17.1%
Professional liability	28,845	12.2%	2,138	4.6%
Construction and surety	22,504	9.5%	2,643	5.7%
Property	20,503	8.7%	5,130	11.1%
Executive assurance	20,502	8.7%	10,871	23.4%
Healthcare (1)	(1,463)	(0.6)%	—	—
Other	17,650	7.5%	11,259	24.3%
Total	$236,482	100.0%	$46,406	100.0%

Net premiums earned
Programs	$61,328	32.1%	$3,251	19.0%
Casualty	36,756	19.2%	318	1.8%
Professional liability	14,752	7.7%	317	1.8%
Construction and surety	15,901	8.3%	319	1.9%
Property	17,124	8.9%	387	2.3%
Executive assurance	18,855	9.9%	1,671	9.8%
Healthcare	7,084	3.7%	—	—
Other	19,552	10.2%	10,866	63.4%
Total	$191,352	100.0%	$17,129	100.0%

Client location:
Net premiums written
United States	$232,743	98.4%	$45,300	97.6%
United Kingdom	936	0.4%	880	1.9%
Indonesia	691	0.3%	—	—
Taiwan	527	0.2%	—	—
U.S. Virgin Islands	415	0.2%	—	—
Venezuela	44	0.0%	—	—
Other	1,126	0.5%	226	0.5%
Total	$236,482	100.0%	$46,406	100.0%

(1)          Amount reflects approximately $16.0 million of ceded premiums related to reinsurance arrangements covering the six months ended June 30, 2003 which were recorded in the 2003 second quarter.

	(Unaudited)
	Six Months Ended June 30,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$147,576	31.7%	$8,696	14.0%
Casualty	100,327	21.5%	7,936	12.8%
Professional liability	48,688	10.4%	2,138	3.4%
Executive assurance	45,766	9.8%	12,783	20.5%
Construction and surety	42,214	9.1%	2,643	4.2%
Property	34,741	7.5%	5,130	8.3%
Healthcare	14,801	3.2%	—	—
Other	31,796	6.8%	22,930	36.8%
Total	$465,909	100.0%	$62,256	100.0%

Net premiums earned
Programs	$101,160	30.7%	$4,983	17.1%
Casualty	62,011	18.8%	318	1.1%
Professional liability	23,127	7.0%	317	1.1%
Executive assurance	35,129	10.6%	1,767	6.1%
Construction and surety	25,730	7.8%	319	1.1%
Property	29,619	9.0%	387	1.3%
Healthcare	15,897	4.8%	—	—
Other	37,183	11.3%	21,032	72.2%
Total	$329,856	100.0%	$29,123	100.0%

Client location:
Net premiums written
United States	$461,071	99.0%	$61,150	98.2%
United Kingdom	971	0.2%	880	1.4%
Indonesia	691	0.1%	—	—
U.S. Virgin Islands	547	0.1%	—	—
Taiwan	527	0.1%	—	—
Venezuela	385	0.1%	—	—
Other	1,717	0.4%	226	0.4%
Total	$465,909	100.0%	$62,256	100.0%

Calculation of Book Value Per Share

The following actual book value per share calculations are based on shareholders’ equity of approximately $1.6 billion and $1.4 billion at June 30, 2003 and December 31, 2002, respectively.   Book value per share excludes the effects of stock options and Class B warrants.

	(Unaudited)
	June 30, 2003		December 31, 2002
	Common Shares and Potential Common Shares	Cumulative Book Value Per Share	Common Shares and Potential Common Shares	Cumulative Book Value Per Share
Common shares (1)	28,034,809	$26.77	27,725,334	$21.48
Series A convertible preference shares	38,844,665	$23.42	38,844,665	$21.20
Common shares and potential common shares	66,879,474		66,569,999

(1) Book value per common share at June 30, 2003 and December 31, 2002 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered in connection with the November 2001 capital infusion (the “Subscription Agreement”), a post-closing purchase price adjustment will be calculated in November 2003 (or such earlier date as agreed upon by the Company and the investors thereunder) based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company’s insurance balances attributable to the Company’s core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses.  If the adjustment basket is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants).  In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.